As filed with the Securities and Exchange Commission on June 19, 2001
                                                   Registration No.  333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ______________________

                             IDENTIX INCORPORATED
            (Exact Name of Registrant as Specified in Its Charter)

                      Delaware                            94-2842496
           (State or other jurisdiction of             (I.R.S. Employer
            incorporation or organization)            Identification No.)

         100 Cooper Court, Los Gatos, California 95032, (408) 335-1400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                MARK S. MOLINA
                 Vice President, General Counsel and Secretary
                             Identix Incorporated
                               100 Cooper Court,
                  Los Gatos, California 95032, (408) 335-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ______________________

                                  Copies to:
                               RICHARD A. PEERS
                                MARINA REMENNIK
                      Heller Ehrman White & McAuliffe LLP
                             275 Middlefield Road
                         Menlo Park, California 94025
                          Telephone:  (650) 324-7000
                          Facsimile:  (650) 324-0638

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
[_]  __________________________________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] ______________________________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                       Amount to be         Proposed Maximum             Proposed Maximum           Amount of
Title of Securities to be Registered   Registered(1)   Offering Price Per Share(2)  Aggregate Offering Price(2)  Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value             2,489,901              $6.60                      $16,433,346              $4,108.34
====================================================================================================================================

(1) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(c) under the Securities Act of 1933 for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the Company's Common Stock on the American Stock Exchange on June 18, 2001.

                            ______________________

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+  Information contained herein is subject to completion or amendment. A       +
+ registration statement relating to these securities has been filed with the + + Securities and Exchange Commission. These securities may not be sold nor +
+ may offers to buy be accepted prior to the time the registration statement + + becomes effective. This prospectus shall not constitute an offer to sell or + + the solicitation of an offer to buy nor shall there by any sale of these +
+  securities in any state in which such offer, solicitation or sale would be  +
+  unlawful prior to registration or qualification under the securities laws   +
+  of any such state.                                                          +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED June 19, 2001
PROSPECTUS


                             IDENTIX INCORPORATED

                       2,489,901 Shares of Common Stock

                       ________________________________

     The stockholders of Identix identified on page 9 may offer and sell the shares covered by this prospectus from time to time. The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. Identix will pay the expenses of registration of the sale of the shares.

     Our common stock trades on the AMEX under the symbol "IDX". On June 18, 2001, the last reported sale price of our common stock on AMEX was $6.50 per share.

     Beginning on page 2, we have listed several "RISK FACTORS" which you should consider. You should read the entire prospectus carefully before you make your investment decision.

     The Securities and Exchange Commission and state regulatory authorities have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ______________________

             The Date of this Prospectus is ________________, 2001

                                 RISK FACTORS

          You should consider carefully the following risk factors, along with the other information contained or incorporated by reference in this prospectus, in deciding whether to invest in our shares. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements we made in this prospectus.

     Our product revenues and a portion of our service revenues are derived from the sale of biometric products and services and our business will not grow unless the market for biometric solutions expands both domestically and internationally.

     Biometric solutions have not gained widespread commercial acceptance. We cannot accurately predict the future growth rate, if any, or the ultimate size of the biometric technology market. The expansion of the market for our products and services depends on a number of factors including:

     . the cost, performance and reliability of our products and services and the products and services of competitors
     .    customers' perception of the perceived benefit of biometric solutions
     . public perceptions of the intrusiveness of these solutions and the manner in which firms are using the fingerprint information collected
     .    public perceptions regarding the confidentiality of private information
     .    customers' satisfaction with our products and services
     .    marketing efforts and publicity regarding these products and services

     Certain groups have publicly objected to the use of biometric products for some applications on civil liberties grounds and legislation has been proposed to regulate the use of biometric security products. Even if biometric markets develop, our products and services may not gain wide market acceptance. Even if biometric solutions gain wide market acceptance, there can be no assurance that the Company's products and services will adequately address the market requirements.

     We face intense competition from other biometric solution providers as well as identification and security systems providers.

     A significant number of established and startup companies have developed or are developing and marketing software and hardware for fingerprint biometric security applications that currently compete or will compete directly with the products designed, developed and marketed by our Security Division ("Security"). Some of these companies have developed or are developing and marketing semiconductor or optically based direct contact fingerprint image capture devices. Other companies have developed or are developing and marketing other methods of biometric identification such as retinal blood vessel or iris pattern, hand geometry, voice and facial structure. If one or more of these approaches were widely adopted, it would significantly reduce the potential market for our products. Our Security products also compete with non-biometric technologies such as certificate authorities, and traditional key, card, surveillance systems and passwords. The biometric security market is a rapidly evolving and intensely competitive market and the Company believes that additional competitors may yet enter the market and become significant long-term competitors.

     The products designed, developed and marketed by our Imaging Division ("Imaging") face intense competition from a number of competitors who are actively engaged in developing and marketing livescan products, including Visionics Corporation, Heimann Biometric Systems GmbH and Printrak International Inc.

     We expect competition to increase and intensify in the near term in both the Security and Imaging markets. Companies competing with us may introduce products that are competitively priced, that have increased performance or functionality or that incorporate technological advances not yet developed or implemented by us. Some present and potential competitors have financial, marketing, research, and manufacturing resources substantially greater than ours. In order to compete effectively in this environment, we must continually develop and market new and enhanced products at competitive prices and must have the resources available to invest in significant research and development activities. The failure to do so could have a material adverse effect on our business operations, financial results and stock price.

     Future growth depends in part on the success of itrust, a relatively new division with no operating history.

     A portion of the Company's future growth will depend on the success of the Company's itrust division. itrust was formed in July 2000 and has a very limited operating history. itrust's success will depend on many factors, including, but not limited to:

     . our ability to form additional collaborative partnerships that will contribute technical and commercial value to itrust and contribute to the division's growth;
     .    the demand for our Security products and itrust services;
     . our ability to successfully and rapidly manufacture, disseminate and deploy biometric enabled products and itrust services,
     . the ability and willingness of our collaborative partners such as Motorola, Inc. and VeriSign, Inc. to successfully and rapidly promote, manufacture, disseminate and deploy biometric enabled products and itrust services;
     . the levels of competition in the space for Internet and Wireless Web security services;
     .    the perceived need for secure communications and commerce in such markets;
     .    our ability to successfully introduce new products and services; and
     . our ability to expand its operations and attract integrate, retain and motivate qualified sales, marketing, and research and development personnel.

We have experienced losses in the last two fiscal years and expect additional losses in the future. We have experienced net losses in each of the past two fiscal years and itrust is not expected to contribute significant revenues to our results in the foreseeable future. At the same time, however, we will incur significant costs in the design, development, manufacture, sale and deployment of itrust products and services and in the execution of itrust's business plan. In part because of the significant investment we will make in itrust, we expect to incur substantial additional losses in the foreseeable future.

     In our services business, we face substantial competition from professional service providers of all sizes in the government marketplace.

     ANADAC, Inc. ("ANADAC"), a wholly owned subsidiary, is increasingly being required to bid on firm fixed price and similar contracts that result in greater performance risk to ANADAC. If ANADAC is not able to maintain a competitive cost structure, support specialized market niches, retain highly qualified personnel or align with technology leaders, we may lose our ability to compete successfully in the services business.

     The biometrics industry is characterized by rapid technological change and evolving industry standards, which could render existing products obsolete.

     Our future success will depend upon our ability to develop and introduce a variety of new products and services and enhancements thereto in order to address the changing, sophisticated needs of the marketplace. Material delays in introducing new products and services and enhancements thereto or the failure to offer innovative products and services at competitive prices may cause customers to forego purchases and of our products and services and purchase those of our competitors.

     We will need to raise additional debt or equity financing in the next twelve months.

     As of May 31, 2001, we had $21,106,000 in working capital, which included $6,105,000 in cash and cash equivalents and restricted cash. In addition, we had $5,403,000 available under the Identix Bank Line of Credit, which expires on June 20, 2001, and ANADAC had $5,434,000 available under the ANADAC Bank Line of Credit, which expires on June 30, 2001. On June 13, 2001, the Company completed a private placement of common stock and received cash proceeds of $15,019,000. While the Company believes that cash flow from operations, together with existing working capital, may be adequate to fund the Company's cash requirements through fiscal 2002, we may need to renew or replace our existing lines of credit and raise additional debt or equity financing in the next 12 months. We may not be able to renew or replace our existing lines of credit or obtain additional equity or debt financing. If successful in renewing or replacing our existing lines of credit, we may not be able to do so at a cost or on terms as favorable to the Company as those applying to our existing lines of credit. If successful in securing additional financing, we may not be able to do so on terms that are not excessively dilutive to existing stockholders or less costly than existing sources of debt financing. Failure to secure additional financing in a timely manner and on favorable terms could have a severe negative impact on our financial performance and stock price, and the failure to secure additional financing in a timely manner and on favorable terms could require us to curtail certain operations.

     Our financial and operating results often vary significantly from quarter to quarter and may be negatively affected by a number of factors.

     The following are some other reasons why our financial and operating results may fluctuate from quarter to quarter:

     .    downturns in the US, North American or international economies
     . reduced demand for products and services caused by a competitor's price reductions, the introduction of new competitors, or the introduction of enhanced products or services from new or existing competitors
     . reduced pricing and/or increased spending in response to competition or new market opportunities
     .    changes in the mix of products and services we or our distributors sell
     .    cancellation, delays or contract amendments by government agency customers
     .    the lack of availability of government funds
     .    litigation costs
     .    expenses related to acquisitions
     .    other one-time financial charges
     .    the lack of availability or increase in cost of key components
     . the inability to successfully manufacture in volume certain of our products that may contain complex designs and components.

     Additionally, certain of our Imaging products often have a lengthy sales cycle while the customer evaluates and receives approvals for purchase. If, after expending significant funds and effort, we fail to receive an order, a negative impact on our financial results and stock price could result.

     It is difficult to predict accurately the sales cycle of any large order for any of our products. If we do not ship one or more large orders as forecast for a fiscal quarter, our total revenues and operating results for that quarter could be materially and adversely affected.

     Further, the lead-time for ordering parts and materials and building our Security or Imaging products can be many months. As a result, we must order parts and materials and build our products based on forecasted demand. If demand for our products lags significantly behind our forecasts, we may produce more products than we can sell, which can result in cash flow problems and write-offs or write-downs of obsolete inventory.

     We derive a majority of our services revenue from government contracts, which are often non-standard, involve competitive bidding and may be subject to cancellation without penalty.

     Government contracts frequently include provisions that are not standard in private commercial transactions. For example, government contracts may include bonding requirements and provisions permitting the purchasing agency to cancel the contract without penalty in certain circumstances. As public agencies, our prospective customers are also subject to public agency contract requirements that vary from jurisdiction to jurisdiction. Some of these requirements may be onerous or impossible to satisfy.

     In addition, public agency contracts are frequently awarded only after formal competitive bidding processes, which have been and may continue to be protracted, and typically impose provisions that permit cancellation in the event that funds are unavailable to the public agency. There is a risk that we may not be awarded any of the contracts for which our products are bid or, if awarded, that substantial delays or cancellations of purchases may follow as a result of protests initiated by losing bidders. In addition, local government agency contracts may be contingent upon availability of matching funds from federal or state entities.

     For the third quarter ended March 31, 2001, we derived approximately 90% of our services revenue directly from contracts relating to the Department of Defense and other U.S. Government agencies. The loss of a material government contract due to budget cuts or otherwise could have a severe negative impact on our financial results and stock price.

     For the third quarter ended March 31, 2001, we derived approximately 96% of our services revenue from time and materials contracts and firm-fixed-price contracts. We assume certain performance risk on these contracts. If we fail to estimate accurately ultimate costs or to control costs during performance of the work, our profit margins may be reduced and we may suffer losses. In addition, revenues generated from government contracts are subject to audit and subsequent adjustment by negotiation with representatives of the government agencies. The Defense Contract Audit Agency has not yet audited ANADAC for the period from July 1, 1997 to June 30, 2000. While the Company believes that the results of such audit will have no material effect on the Company's profits, there can be no assurance that no adjustments will be made and that, if made, such adjustments will not have a material adverse effect on the Company's business, financial condition and results of operation.

     We rely in part upon OEM and distribution partners to distribute our products, and we may be adversely affected if those parties do not actively promote our products or pursue installations that use our equipment.

     A significant portion of our product revenues comes from sales to partners including OEMs, systems integrators, distributors and resellers. Some of these relationships are formalized in agreements; however, the agreements are often terminable with little or no notice and subject to periodic amendment. We cannot control the amount and timing of resources that our partners devote to activities on our behalf.

     We intend to continue to seek strategic relationships to distribute, license and sell certain of our products. We, however, may not be able to negotiate acceptable relationships in the future and cannot predict whether current or future relationships will be successful.

     We rely heavily on products and services provided by International Technology Concepts, Inc. ("IT Concepts")

     Both our Imaging and Security Divisions purchase certain complete biometric security and imaging products, components of products and research, development and engineering services related to the development of products from IT Concepts. itrust is also working with IT Concepts for the development of certain of itrust's solutions. In turn IT Concepts subcontracts portions of its development work to an affiliate in Russia and imports a portion its engineering and personnel resources from Russia under applicable immigration laws. In recent years competition for a limited number of available visas for foreign high-technology workers and/or consultants has intensified as more U.S. companies have chosen to look abroad for supplemental research, development and engineering resources. If we were to lose IT Concepts as a supplier of products and engineering services, or if IT Concepts were prohibited or restricted from importing a portion of its engineering requirements or resources, because of lack of availability of applicable immigration visas or otherwise, we would be required to find alternative suppliers of products and services or hire additional engineering personnel to provide the services. This could require the company to incur significant additional research and development costs and delay shipment of products to customers and the development of new technology and products. There is a risk that we would not be able to find such personnel or suppliers at a reasonable cost, or at all. Any delay in product development or shipment could have a material adverse effect on our business, operations, financial results and stock price.

     Loss of sole or limited source suppliers may result in delays or additional expenses.

     We obtain certain components and complete products from a single source or a limited group of suppliers. We do not have long-term agreements with any of our suppliers. We will experience significant delays in manufacturing and shipping of products to customers if we lose these sources or if supplies from these sources are delayed.

     As a result, we may be required to incur additional development manufacturing and other costs to establish alternative sources of supply. It may take several months to locate alternative suppliers, if required, or to re-tool our products to accommodate components from different suppliers. We cannot predict if we will be able to obtain replacement components within the time frames we require at an affordable cost, or at all. Any delays resulting from suppliers failing to deliver components or products on a timely basis in sufficient quantities and of sufficient quality or any significant increase in the price of components from existing or alternative suppliers could have a severe negative impact on our financial results and stock price.

     The success of our strategic plan to pursue sales in and source significant research, development and engineering services from international markets may be limited by risks related to socio-economic and political conditions in such markets.

     For the fiscal year ended June 30, 2000, we derived approximately 14% of our product revenues from international sales. We currently have a local presence in Singapore, Brazil, Britain and Switzerland. We rely on products and services provided by IT Concepts, which in turn relies on research development and personnel support from Russia. There is a risk that we may not be able to successfully market, sell and deliver our products in foreign countries, or successfully rely on supplemental offshore research and development resources.

     Risks inherent in marketing, selling and delivering products in, and sourcing research and development services from, foreign and international markets, include those associated with:

     .    regional economic conditions
     . delays in or prohibitions on exporting products resulting from export restrictions for certain products and technologies, including "crime control" products and encryption technology
     . loss of, or delays in importing products, services and intellectual property developed abroad, resulting from unstable or fluctuating social, political or governmental conditions
     .    fluctuations in foreign currencies and the U.S. dollar
     . loss of revenue, property (including intellectual property) and equipment from expropriation, nationalization, war, insurrection, terrorism, criminal acts and other political and social risks
     .    the overlap of different tax structures
     .    seasonal reductions in business activity
     .    risks of increases in taxes and other government fees
     .    involuntary renegotiations of contracts with foreign governments

     In addition, foreign laws treat the protection of proprietary rights differently from laws in the United States and may not protect our proprietary rights to the same extent as U.S. laws. The failure of foreign laws or judicial systems to adequately protect our proprietary rights or intellectual property, including intellectual property developed on our behalf by foreign contractors or subcontractors may have a material adverse effect on our business, operations, financial results and stock price.

     One stockholder owns a significant portion of our stock and may delay or prevent a change in control or adversely affect the stock price through sales in the open market.

     As of June 13, 2001, the State of Wisconsin Investment Board owned approximately 16% of the Company's outstanding common stock. The concentration of large percentages of ownership in any single shareholder may delay or prevent change in control of the Company. Additionally, the sale of a significant number of our shares in the open market by a single shareholder or otherwise could adversely affect our stock price.

     Our products and certain of our services are complex, may contain undetected or unresolved defects when sold or may not meet customer's performance criteria, and may be difficult to successfully manufacture in volume.

     Performance failure in our products or certain of our services may cause loss of market share, delay in or loss of market acceptance, additional warranty expense or product recall, or other contractual liabilities. The complexity of certain of our fingerprint readers may make the manufacturing and assembly process of such products, especially in volume, complex. This may in turn lead to delays or shortages in the availability of certain products. The negative effects of any delay or failure could be exacerbated if the delay or failure occurred in products or services (such as itrust services ) that provide personal security, secure sensitive computer data, authorize significant financial transactions or perform other functions where a security breach could have significant consequences.

     If a product or service launch is delayed or is the subject of an availability shortage because of problems with our ability to manufacture or assemble the product or service successfully on a timely basis, or if a product or service otherwise fails to meet performance criteria, we may lose revenue opportunities entirely and/or experience delays in revenue recognition associated with a product or service in addition to incurring higher operating expenses during the period required to correct the defects. There is a risk that for unforeseen reasons we may be required to repair or replace a substantial number of products in use or to reimburse customers for products that fail to work or meet strict performance criteria. We carry product liability insurance, but existing coverage may not be adequate to cover potential claims.

     Failure by us to maintain the proprietary nature of our technology, products and manufacturing processes could have a material adverse effect on our business, operating results, financial condition and stock price and on our ability to compete effectively.

  We principally rely upon patent, trademark, copyright, trade secret and contract law to establish and protect our proprietary rights. There is a risk that claims allowed on any patents or trademarks we hold may not be broad enough to protect our technology. In addition, our patents or trademarks may be challenged, invalidated or circumvented and we cannot be certain that the rights granted there under will provide competitive advantages to us. Moreover, any current or future issued or licensed patents, trade secrets or know-how may not afford sufficient protection against competitors with similar technologies or processes, and the possibility exists that already issued patents or trademarks may infringe upon third party patents or trademarks or be designed around by others. In addition, there is a risk that others may independently develop proprietary technologies and processes, which are the same as, substantially equivalent or superior to ours, or become available in the market at a lower price.

  There is a risk that we have infringed or in the future will infringe patents or trademarks owned by others, that we will need to acquire licenses under patents or trademarks belonging to others for technology potentially useful or necessary to us, and that licenses will not be available to us on acceptable terms, if at all.

  We may have to litigate to enforce our patents or trademarks or to determine the scope and validity of other parties' proprietary rights. Litigation could be costly and divert management's attention. An adverse outcome in any litigation may have a severe negative impact on our financial results and stock price. To determine the priority of inventions, we may have to participate in interference proceedings declared by the United States Patent and Trademark Office or oppositions in foreign patent and trademark offices, which could result in substantial cost to us and limitations on the scope or validity of our patents or trademarks.

  We also rely on trade secrets and proprietary know-how, which we seek to protect by confidentiality agreements with our employees, consultants, service providers and third parties. There is a risk that these agreements may be breached, and that the remedies available to us may not be adequate. In addition, our trade secrets and proprietary know-how may otherwise become known to or be independently discovered by others.

  If we fail to adequately manage growth of our business, it could have a severe negative impact on our financial results or stock price.

  We believe that in order to be successful we must grow. In order to do so, we must expand, train and manage our employee base, particularly skilled technical, marketing and management personnel. Significant growth will also require an increase in the level of responsibility for both existing and new management. In addition, we will be required to implement and improve operational, financial and management information procedures and controls. The management skills and systems currently in place may not be adequate and we may not be able to manage any significant growth we experience effectively.

  We may encounter difficulties in acquiring and effectively integrating complementary assets and businesses.

  As part of our business strategy, we may acquire assets and businesses principally relating to or complementary to our current operations. We acquired Identicator Technology, Inc. in fiscal 1999, one company in fiscal 1998 and two companies in fiscal 1996. These and any other acquisitions by Identix are and will be accompanied by the risks commonly encountered in acquisitions of companies. These risks include, among other things:

  .    potential exposure to unknown liabilities of acquired companies
  .    higher than anticipated acquisition costs and expenses
  . effects of costs and expenses of acquiring and integrating new businesses on our operating results and financial condition
  . the difficulty and expense of assimilating the operations and personnel of the companies
  .    the potential disruption of our ongoing business
  .    diversion of management time and attention
  . failure to maximize our financial and strategic position by the successful incorporation of acquired technology
  .    the maintenance of uniform standards, controls, procedures and policies
  .    loss of key employees and customers as a result of changes in management
  .    the incurrence of amortization expenses
  .    possible dilution to our stockholders

  In addition, geographic distances may make integration of businesses more difficult. We may not be successful in overcoming these risks or any other problems encountered in connection with any acquisitions.

  Loss of current senior executives and key technical, marketing and sales personnel would adversely affect our business.

  Our personnel may voluntarily terminate their relationship with us at any time, and competition for qualified personnel, especially engineers, is intense. The process of locating additional personnel with the combination of skills and attributes required to carry out our strategy could be lengthy, costly and disruptive. We are dependent on the services of certain key personnel, including the following:

 .     Robert McCashin, Chairman of the Board and Chief Executive Officer, has
      nearly 30 years of domestic and international marketing and leadership experience and plays a key role in heading the Company, its Board of Directors and its Senior Management team.

 .     James P. Scullion, President and Chief Operating Officer, and Daniel F.
      Maase, Vice President and Chief Technical Officer, Imaging Division, have a combined total of 23 years experience with Identix and have a substantial amount of acquired knowledge regarding Identix and the biometrics industry generally. Mr. Scullion plays a major role in the development and execution of Identix's strategic plan.

 .     Erik Prusch, Chief Financial Officer, plays a key role in running the finance, accounting and treasury operations of the Company.

 .     Grant Evans, Executive Vice President itrust Global Strategy, has a central role in the Company's itust division.

 .     Yuri Khidekel, Vice President and Chief Software Technology Officer,
      Security Division, and Yury Shapiro, Vice President and Chief Hardware Technology Officer, Security Division, serve as key researchers and developers and manage the biometric security research and development activities of IT Concepts, a key product and service provider to the Company.

  If we lose the services of key personnel, or fail to replace the services of key personnel who depart, we could experience a severe negative impact on our financial results and stock price. In addition, there is intense competition for highly qualified engineering and marketing personnel in the Silicon Valley where we principally operate. The loss of the services of any key engineering, marketing or other personnel or our failure to attract, integrate, motivate and retain additional key employees could have a material adverse effect on our business, operating and financial results and stock price.

  Our business operations may be adversely affected in the event of an earthquake.

  Our corporate headquarters and most of our research and development operations are located in Silicon Valley in Northern California, a region known for dramatic seismic activity. An earthquake or other significant natural disaster could have a material adverse impact on our business, financial condition, operating results and stock price.

  Our business operations may be adversely affected by the California energy crisis.

  Our principal facilities are located in the Silicon Valley in Northern California. California has been experiencing an energy crisis that has resulted in disruptions in power supply and increases in utility costs to consumers and business throughout the State. Should the energy crisis continue, together with many other Silicon Valley companies, we may experience power interruptions and shortages and be subject to significantly higher costs of energy. Although, we have not experienced any material disruption to our business to date, if the energy crisis continues and power interruptions or shortages occur in the future, they may adversely affect our business. Any material increase in energy costs may also adversely affect our financial results.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers (including Identix) may be found.

     This prospectus is part of a registration statement that we filed with the SEC (Registration No. 333-______). The registration statement contains more information than this prospectus regarding Identix and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site.

     You should rely only on the information contained, or incorporated by reference, in this prospectus or the registration statement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus, which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.

     SEC Filing                                     Period/Filing Date
     ----------                                     ------------------


Annual Report on Form 10-K                 Year ended June 30, 2000


Quarterly Reports on Form 10-Q             Quarters ended September 30, 2000,
                                           December 31, 2000 and March 31, 2001

Description of Common Stock contained in   December 4, 1992, as amended on
Registration Statement on Form 8-A         December 24, 1992


You may request a copy of these documents, at no cost, by calling (408) 335-1400 or writing to:

     Identix Incorporated
     100 Cooper Court
     Los Gatos, CA 95032
     Attention: Investor Relations Department

                              SELLING STOCKHOLDERS

  The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of June 13, 2001 and the number of shares that may be offered pursuant to this prospectus. This information is based upon information provided by the selling stockholders. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time.

  On January 2, 2001, we sold 264,901 shares of our common stock at $7.55 per share to VeriSign Capital Management, Inc. The price per share was determined using the average closing price of our common stock during the ten trading days immediately prior to the sale.

  On June 13, 2001 we sold 2,225,000 shares of our common stock at $6.75 per share to The State of Wisconsin Investment Board. The price per share was determined by mutual agreement between the purchaser and the Company and represented a discount of approximately 6% off the closing price of our common stock on June 12, 2001, the last trading day immediately prior to the sale.

  The applicable percentages of ownership listed below are based on 36,449,105 shares of common stock outstanding as of June 13, 2001.

                                            Common Stock       Common Stock to      Common Stock
                                         Beneficially Owned          be          Beneficially Owned
                                          Prior to Offering        Offered        After Offering/(1)/
                                         ------------------  -----------------  -------------------

                Holder                    Number    Percent                       Number    Percent
---------------------------------------  ---------  -------                      ---------  -------

VeriSign Capital Management, Inc.          264,901     0.73%            264,901          0        0
State of Wisconsin Investment Board      5,960,700    16.35%          2,225,000  3,735,700    10.25%
                                         ----------------------------------------------------------
TOTALS                                   6,225,601    17.08%          2,489,901  3,735,700    10.25%
------                                   =========    =====           =========  =========  =======

______
(1) Assumes all the shares registered hereof are sold by the selling stockholders.

                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Identix consists of 100,000,000 shares of common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.01 par value per share.

Common Stock. As of June 13, 2001 there were approximately 36,450,000 shares of our common stock outstanding held by approximately 1,152 stockholders of record. Our common stock is listed on the AMEX under the symbol IDX. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders of Identix. Subject to any preferential rights of the preferred stock, the holders of common stock are entitled to receive dividends, when and if declared by the board of directors, out of assets legally available for the payment of dividends. In the event of any dissolution, liquidation of winding up of Identix, the holders of the common stock are entitled to receive all remaining assets of the corporation after payment of liabilities, subject to any preferential amounts distributed to the preferred stock. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock. We have 2,000,000 shares of preferred stock authorized, 234,558 of which are designated as Series A preferred stock. Our board has the authority to provide for the issuance of the preferred stock in one or more series, and by filing a certificate pursuant to Delaware corporate law, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof. Our board, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of our common stock and the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Identix.

As of June 13, 2001, there were 234,558 shares of Series A preferred stock outstanding. The Series A preferred stock is convertible into shares of our common stock on a one-to-one basis, subject to adjustment for anti- dilution. Currently, the 234,558 shares of Series A preferred stock outstanding are convertible into 235,553 shares of our common stock. Holders of the Series A preferred stock are entitled to one vote per share on all matters to be voted upon by the stockholders of Identix. The holders of Series A preferred stock are entitled liquidation preference. The Series A preferred stock is redeemable upon a change in control or sale of all or substantially all of the assets of Identix at a redemption price equal to all accrued or declared but unpaid dividends of the Series A preferred stock, plus the greater (as adjusted for any stock dividends, combinations, or splits with respect to such shares) of (x) the then current market price of each such share (i.e. the average closing price of the common stock during the ten trading days immediately prior to the change of control) or (y) $15.99 per share.

                             PLAN OF DISTRIBUTION

     The selling stockholders may offer their shares at various times in one or more of the following transactions:

  .  on AMEX (or any other exchange on which the shares may be listed);
  .  in the over-the-counter market;
  . in negotiated transactions other than on such exchanges, which may include long or short sales;
  . in a combination of any of the above transactions, or by any other legally-available means.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares. The selling stockholders may also enter into hedging transactions with broker-dealers who may make short sales of common stock in the course of hedging any position they assume with the selling stockholders. The selling stockholders may enter into option or other transactions with broker dealers-that require the delivery by such broker-dealers of the shares of common stock, which common stock may be later resold pursuant to this prospectus.

     Under certain circumstances the selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by such broker dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act.

     The selling stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The shares offered hereby are being registered pursuant to contractual obligations of Identix, and Identix has paid the expenses of the preparation of this prospectus. We have not made any underwriting arrangements with respect to the sale of shares offered hereby.

                          FORWARD-LOOKING INFORMATION

     Statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A number of risks and uncertainties, including those discussed under the caption "Risk Factors" above and the documents incorporated by reference herein could affect such forward-looking statements and could cause actual results to differ materially from the statements made.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

                                 LEGAL MATTERS

     Heller Ehrman White & McAuliffe LLP of Menlo Park, California, our counsel, has issued an opinion about the validity of the securities being offered.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2000 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the resale of the shares being registered. All amounts are estimated except the SEC Registration Fee and the Amex listing application fee.

     SEC Registration fee..........  $      4,109
     Amex Listing Application fee..        35,000
     Accounting Fees and Expenses..        10,000
     Legal Fees and Expenses.......        20,000
     Miscellaneous.................           891
      Total........................  $     70,000
                                     ============

Item 15.  Indemnification of Directors and Officers

     Pursuant to the Delaware General Corporation Law, the Registrant has included in its Certificate of Incorporation provisions regarding the limitation of liability and indemnification of officers and directors of the Registrant. Articles NINTH and TENTH of the Registrant's Certificate of Incorporation provide as follows:

     NINTH.

     No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director's duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of the repeal or modification.

     TENTH.

A.   RIGHT TO INDEMNIFICATION

     Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than that law permitted the corporation to provide before the amendment) against all expenses, liabilities and losses including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. However, the corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by that person only if that action, suit or proceeding (or part thereof) was authorized by the board of directors of the corporation. The rights set forth in this Article TENTH shall be contract rights and shall include the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition. However, the payment of such expenses incurred by a director or officer of the corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be so indemnified.

B.   RIGHT OF CLAIMANT TO BRING SUIT

     If a claim under Paragraph A of this Article TENTH is not paid in full by the corporation within 90 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part, the claimant shall be entitled to be paid the expense of prosecuting that claim. It shall be a defense to any such action (other than an action an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. However, the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination before the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C.   NON EXCLUSIVITY OF RIGHTS

     The rights conferred on any person by Paragraphs A and B of this Article TENTH shall not be exclusive of any other rights which such person may have or hereafter may acquire under any statute, provision of the Certificate of Incorporation, by law, agreement, vote of stockholders or of disinterested directors, or otherwise.

D.   EXPENSES AS A WITNESS

     To the extent that any director, officer, employee, or agent of the corporation is by reason of such position, or a position with another entity at the request of the corporation, a witness in any action, suit or proceeding, he or she shall be indemnified and held harmless against all costs and expenses actually and reasonably incurred by him or her on his or her behalf in connection therewith.

E.   INDEMNITY AGREEMENTS

     The corporation may enter into agreements with any director, officer, employee or agent of the corporation or any person who serves at the request of the corporation as a director, officer, employee, or agent of another corporation or other enterprise, providing for indemnification to the fullest extent permissible under the Delaware General Corporation Law and the corporation's Certificate of Incorporation.

F.   EFFECT OF REPEAL OR MODIFICATION

     Any repeal or modification of this Article TENTH shall not adversely affect any right of indemnification or advancement of expenses of a director or officer, employee or agent of the corporation existing at the time of such repeal or modification with respect to any action or omission occurring before the repeal or modification.

G.   SEPARABILITY

     Each and every paragraph, sentence, term and provision of this Article TENTH is separate and distinct. If any paragraph, sentence, term or provision is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other such paragraph, sentence, term or provision. To the extent required in order to make any such paragraph, sentence, term or provision of this Article TENTH valid or enforceable, the corporation shall, and the indemnitee or potential indemnitee may, request a court of competent jurisdiction to modify the paragraph, sentence, term or provision in order to preserve its validity and provide the broadest possible indemnification permitted by applicable law.

H.   INSURANCE

     The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss of the type referred to in this Article TENTH, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.

I.   INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THE CORPORATION

     The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of expenses to any employee or agent of the corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the corporation.

Item 16.  Exhibits

(a)  Exhibits
     --------

       4.1...... Common Stock Purchase Agreement dated December 22, 2000 (1)
       4.2...... Share Purchase Agreement dated as of June 11, 2001
      *5.1...... Opinion of Heller Ehrman White & McAuliffe
       23.1..... Consent of Heller Ehrman White & McAuliffe (contained in opinion filed as Exhibit 5. 1)
       23.2..... Consent of Independent Accountants
       24.1..... Power of Attorney (see page II-6)
__________________
(1)  Incorporated by reference from the Company's December 31, 2000 Form 10-Q.
 *   To be filed by Amendment.

Item 17.  Undertakings

A.        The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to

Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Restated Certificate of Incorporation and Bylaws, and the Delaware General Corporation Law, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person for liabilities arising under the Act in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Gatos, California on June 19, 2001.

                              IDENTIX INCORPORATED


                              By: /S/ ROBERT MCCASHIN
                                  -------------------
                                  Robert McCashin
                                  Chairman of the Board and Chief Executive
                                  Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Robert McCashin and Mark S. Molina his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirement of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

      Signature                                Office                             Date
------------------------------------------------------------------------------------------------
/s/ Robert McCashin
______________________    Chairman of the Board and Chief Executive Officer   June 19, 2001
Robert McCashin           (Principal Executive Officer)

/s/ Erik E. Prusch
______________________    Chief Financial Officer                             June 19, 2001
Erik E. Prusch            (Principal Financial and Accounting Officer)

/s/ James P. Scullion
______________________    President, Director                                 June 19, 2001
James P. Scullion

/s/ Randall Hawks, Jr.
______________________    Director                                            June 19, 2001
Randall Hawks, Jr.

/s/ John E. Major
______________________    Director                                            June 19, 2001
John E. Major

/s/ Patrick H. Morton
______________________    Director                                            June 19, 2001
Patrick H. Morton

/s/ Charles W. Richion
______________________    Director                                            June 19, 2001
Charles W. Richion

/s/ Fred U. Sutter
______________________    Director                                            June 19, 2001
Fred U. Sutter

/s/ Larry J. Wells
______________________    Director                                            June 19, 2001
Larry J. Wells

/s/ Paul J. Bulger
______________________    Director, President and Chief Executive Officer,      June 19, 2001
Paul J. Bulger            ANADAC, Inc

                               INDEX TO EXHIBITS



Exhibit No.                         Description                             Page
--------------------------------------------------------------------------------


   4.1         Common Stock Purchase Agreement dated December 22, 2000 (1)

   4.2         Share Purchase Agreement dated as of June 11, 2001

  *5.1         Opinion of Heller, Ehrman, White & McAuliffe

  23.1 Consent of Heller, Ehrman, White & McAuliffe (contained in opinion filed as Exhibit 5.1)

  23.2         Consent of Independent Accountants

  24.1         Power of Attorney (see page II-6)

--------------------------------------------------------------------------------

(1)  Incorporated by reference from the Company's December 31, 2000 Form 10-Q.
 *   To be filed by Amendment.
                                     II-8